EXH. 5.1     OPINION AND CONSENT OF HRO

       [LETTERHEAD OF HOLME ROBERTS & OWEN LLP APPEARS HERE]

August 31, 1998

ACX Technologies, Inc.
16000 Table Mountain Parkway
Golden, Colorado  80403

Re:     Sale of Shares of Common Stock Pursuant to
   Registration Statement on Form S-8

Gentlemen:

   We have acted as counsel to ACX Technologies, Inc. (the "Company") in connection with the registration by the Company of 3,000,000 shares of common stock (the "Shares"), described in the Post-Effective Amendment No. 1 to the registration statement on Form S-8 (No. 33-55894) of the Company, being filed with the Securities and Exchange Commission concurrently herewith. In such connection we have examined certain corporate records and proceedings of the Company including actions taken by the Company's Board of Directors in respect of the authorization and issuance of the Shares, and such other matters as we deemed appropriate.

   Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold as contemplated by the Registration Statement and in accordance with the employee benefit plans covered thereby, will be legally issued, fully paid and non- assessable shares of capital stock of the Company.

   We hereby consent to be named in the Registration Statement and in the Prospectus constituting a part thereof, as amended from time to time, as the attorneys who will pass upon legal matters in connection with the issuance of the Shares, and to the filing of this Opinion as an Exhibit to the aforesaid Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules of the Securities and Exchange Commission.

                            Very truly yours,



                            HOLME ROBERTS & OWEN LLP